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                                                                    Exhibit 99.1

Syntel Announces Re-election of Board Members, Departure of CFO

TROY, MI - June 1, 2006--Syntel, Inc. (NASDAQ: SYNT) held its annual meeting of shareholders today at company headquarters and announced the re-election of all of its Board Members and the planned departure of its Chief Financial Officer
(CFO).

     By an overwhelming shareholder vote of more than 96% of the shares outstanding, all six of Syntel's Board of Directors won re-election through 2007.

     The Company also announced that Revathy Ashok has stepped down as its chief financial officer, effective June 1, 2006. Arvind Godbole, Corporate Controller, will assume the responsibilities of acting chief financial officer, effective immediately. Syntel will conduct a global search for a CFO replacement.

     Mr. Godbole has served as Syntel's Corporate Controller from March 2001 to present. Mr. Godbole has a Bachelor of Commerce degree, is a Fellow of the Institute of Chartered Accountants of India, and is a Certified Information Systems Auditor through the Information Systems Audit and Control Association.

     "Arvind has been a significant contributor during his five years with Syntel and as a result, we anticipate a seamless transition. We appreciate Revathy's contribution during her time with Syntel and wish her all the best in her future endeavors," said Bharat Desai, Syntel Chairman and CEO.

ABOUT SYNTEL, INC.

Syntel (NASDAQ: SYNT) is a leading global provider of custom outsourcing solutions in a broad spectrum of information technology and information technology-enabled services. The Company's vertical practices support the entire Design-Build-Operate-Optimize lifecycle of systems and processes for corporations in the Financial Services, Insurance, Retail, Health Care and Automotive industries. The first US-based firm to launch a Global Delivery Service to drive speed-to-market and quality advantages for its customers, Syntel now leverages this efficient model for the majority of its Global 2000 customers. Named one of Forbes Magazine's "Best 200 Small Companies in America," Syntel has more than 6,300 employees worldwide, is assessed at Level 5 of the SEI's CMM, BS 7799-2:2002 as well as ISO 9001:2000 certified. To learn more, visit us at www.syntelinc.com.

SAFE HARBOR PROVISION

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results


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could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company's Annual Form 10-K document dated December 31, 2005. Factors that could cause results to differ materially from those set forth above include general trends and developments in the information technology industry, which is subject to rapid technological changes, and the Company's concentration of sales in a relatively small number of large customers, as well as intense competition in the information technology industry, which the Company believes will increase.


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